Exhibit 99.1
Form 8-K
January 26, 2006

Summary of Remarks for
The Laclede Group, Inc.
Annual Meeting of Shareholders
January 26, 2006

Barry C. Cooper, the Chief Financial Officer of The Laclede Group, gave a brief report on the Company’s results for the first quarter of fiscal year 2006. His report follows:

The Laclede Group’s net income for the quarter that ended December 31, 2005 was $26.2 million, compared to $16.6 million for the same period last year, with a majority of the increase coming from The Laclede Group’s non-regulated subsidiaries and Laclede Gas’ off-system marketing efforts.

On an earnings-per-share basis, first quarter earnings for fiscal 2006 were $1.23, compared with $.79 during the same period last year.

The Laclede Group’s two principal nonregulated subsidiaries each generated increased period-to-period earnings. Laclede Energy Resources (LER), which offers natural gas commodity services to industrial and commercial customers throughout the Midwest, including the St. Louis area, reported earnings that were $4.0 million more than in the same period last year. LER’s earnings improved as a result of increased margins caused by higher price volatility and regional supply/demand imbalances due to the recent hurricanes, as well as higher wholesale sales volumes.

SM&P Utility Resources, Inc., an underground facility locating and marking service business, earned $.3 million more during this year’s first quarter than in the first quarter of last year. SM&P continues to attain new business in existing markets.

Total earnings for Laclede Gas Company, Missouri’s largest natural gas distribution utility, improved by approximately $5.1 million this year over the first quarter of fiscal 2005.

However, the increase at Laclede Gas resulted primarily from the sale of natural gas to entities outside its traditional service area, as opposed to sales of gas to its ratepayers. The net benefit of rate changes applicable to the regulated service area implemented October 1, 2005, and higher sales volumes resulting from weather that was colder than last year also contributed to the increase.

Such benefits were partially offset by the effect of higher operating expenses this year and the negative impacts of record high wholesale natural gas prices.

Core gas distribution revenues increased reflecting the higher wholesale gas prices paid by the utility to acquire its gas supplies, and colder weather compared to last year. It should be noted that the higher gas prices do not benefit earnings as gas costs are flowed through to customers without markup. Additionally, Laclede Gas’ rate design helped to mitigate the impact of the colder weather on its regulated customers while providing a more stable earnings base for the company.

Short term borrowings outstanding at December 31 for Laclede Group totaled $269.4 million. We utilize short-term borrowing primarily to pay for natural gas, much of which is bought in the off season when prices have historically been more attractive. Currently between Laclede Group and Gas we have lines of credit in place totaling $380 million, with $20 million expiring in April 2006, $40 million expiring in August 2008, and $320 million expiring in December 2010.

Douglas H. Yaeger, Chairman of the Board, President and CEO of The Laclede Group, then gave his report:

That certainly provides a very strong start for the 2006 fiscal year and validates our strategy to expand beyond the core utility business. Moreover, it should be noted that for fiscal 2005, approximately 53% of the Laclede Group’s earnings came from deliveries to Laclede Gas ratepayers, while the other 47% were non-ratepayer generated. This represents a significant change from our past, where virtually all earnings were derived from Laclede Gas Company ratepayers.

In that regard, with net earnings of over $40 million or $1.90 per share for fiscal year 2005, The Laclede Group achieved record earnings for our third consecutive year and, consistent with our strategic plan, growth in The Laclede Group’s earnings came primarily from our non-regulated businesses. To put this in perspective, five years ago approximately 97% percent of our earnings per share came from Laclede Gas. In fiscal 2005, that percentage was 76%, and a significant portion of that percentage came from sales of natural gas and release of pipeline capacity to entities outside the service area such that just 53% of Group’s 2005 earnings per share were generated by the sale of natural gas to Laclede Gas ratepayers.

As previously indicated, the majority of our earnings continue to come from our core subsidiary, Laclede Gas Company, which is the largest natural gas distribution utility in Missouri. However, even with the previously indicated strong off-system performance, Laclede Gas’ total earnings in 2005 were approximately $1.6 million less than in 2004, reflecting increased operating expenses, and lower sales volumes to ratepayers due to conservation and warmer than normal weather.

In February 2005, for the first time in over three years, Laclede Gas filed a general rate case with the Missouri Public Service Commission. On October 1, 2005, based on a unanimous settlement agreement with all parties – Laclede Gas was allowed to increase its annual base rates by $10.5 million, which permanently incorporated $6.1 million that was being collected in the form of an Infrastructure System Replacement Surcharge, or ISRS. In addition, the new rates included a $4.1 million adjustment in Laclede Gas’ Purchased Gas Adjustment – or PGA – to insure that Laclede Gas will be able to recover the costs it incurs to finance the significant investment in gas supplies it injects into storage during the summer for sale in the winter. This is a very important factor in maintaining the Gas Company’s capacity in financing future gas supplies. In effect, the 2005 rate case raised customers’ existing rates by $8.5 million annually, resulting in meaningful rate relief for the utility but a modest overall average increase of approximately 1%, or about $1.05 per month, for our typical residential customer.

As part of the settlement, Laclede is contributing an additional $1 million each year going forward to fund a new low-income energy assistance program to assist the Company’s most vulnerable customers with their heating bills. The Company will also increase funding for our existing low-income weatherization program from $300,000 to $500,000, and contribute $300,000 a year to fund an expansion of various energy efficiency programs that customers can use to reduce consumption of natural gas and save on their utility bills.

In addition, under the provisions of the agreement, Laclede will continue to retain certain revenues it realizes from the release of pipeline capacity and the sale of gas to off-system customers; have an opportunity to retain a portion of any savings the Company is able to achieve in connection with the procurement of gas supplies and related financial hedging instruments; maintain its present weather mitigation rate design; and implement the Company’s depreciation method, which was affirmed by the courts in early 2005. All in all, we believe it represented a comprehensive and balanced agreement for all the active parties.

With regard to our two major unregulated subsidiaries, which are vital and growing components of our organization, SM&P Utility Resources, Inc., the underground facilities locating and marking company we acquired about four years ago, achieved significant growth in fiscal 2005 on revenues of $141.5 million, an increase of more than 35%.

A major key to SM&P’s success was related to its performance in the field – the company retained 100% of its large accounts whose contracts were up for renewal in 2005 – and grew the volume of work performed for some of its largest customers, while acquiring new customers in existing and contiguous markets.

These strong results can be traced, in part, to the execution of an extensive business plan, which establishes clear objectives throughout the organization and focuses on improved performance and higher productivity. Technological advances such as automated time cards, plus an online audit and review system were implemented in 2005. SM&P also showed marked improvements in on-time performance, a critical measure in the industry, which helps to set SM&P apart from its competitors. The company also reduced costs of locating equipment, communications expenses and improved vehicle operating expenses, offsetting, in part, rising gasoline costs.

SM&P and its nearly 1,900 employees have worked diligently together to maintain a culture committed to quality in a competitive and high growth environment, and we look forward to their continued success.

The Laclede Group’s other major non-regulated subsidiary, Laclede Energy Resources, or LER, also had a strong year in fiscal 2005. LER is a non-regulated marketer of natural gas that manages many of its customers’ natural gas needs and markets natural gas to both large retail and wholesale customers in the Midwestern United States. While many of LER’s retail customers are large commercial and industrial customers located in the St. Louis metropolitan area, LER also serves a number of large retail customers in other areas of Missouri, Iowa, Illinois, Arkansas and Louisiana, offering them a variety of flexible pricing and service alternatives.

Amid rising natural gas prices and increased volatility, LER increased its sales volumes by 39% in fiscal 2005 to a record 66 billion cubic feet. These results were largely driven by an increase in wholesale sales made possible by LER acquiring additional pipeline capacity. In addition, LER’s unit sales margins increased by approximately 16% over fiscal 2004 levels.

LER contributed 21 cents, or 11%, of our earnings per share in 2005 – its third consecutive year of providing double-digit EPS. Since 2002, LER has experienced a 48% annual growth rate in sales volumes.

Looking to the future, it will be critical that we continue to look for ways to expand LER’s existing business relationships and develop new ones. Specifically, our short-term goals will be to optimize available third-party credit and adapt to the market and delivery system impacts caused by the recent Gulf Coast hurricanes. At the same time, we will continue to manage extreme price volatility and remain alert to potential attendant credit issues.

Overall, 2005 was a year of fiscal growth and continued emphasis on customer service. And in this, our third consecutive year of overall record earnings, there were several noteworthy achievements.

During the year, Laclede strengthened its balance sheet and maintained its strong debt rating, providing greater financial capacity for the corporation, which is vital for any company’s future in today’s business environment. Our equity position is strengthened by retained earnings and by the increase in capital from Laclede’s Dividend Reinvestment Plan.

On September 1, we reached agreement to purchase the assets of Fidelity Natural Gas, Inc., the natural gas distribution system located in Sullivan, Missouri. This acquisition will add approximately 1,300 natural gas customers to our service area in Franklin and Crawford Counties. They will become customers of Missouri Natural Gas, an operating division of Laclede Gas. We are in the process of finalizing this transaction and are awaiting approval from the Missouri Public Service Commission.

Our continued commitment to customer service took two significant steps forward in 2005, both involving new technology. The first occurred last spring when Laclede signed a 15-year agreement with Cellnet Technology, Inc., to install and operate an Automated Meter Reading (AMR) system. The system allows us to provide system-wide real-time, accurate meter readings each month, effectively eliminating the need to estimate customer bills. Customers with inside meters will no longer need to be home to provide access to read their meters. Deployment of the AMR system began last July and we have over 200,000 units in place with an overall completion date of early 2007. The second step involved a new system at Laclede Gas’ Call Center that minimizes the time customers spend on the phone when contacting us. During busy calling days, the Virtual Hold system offers callers the option of staying on hold or receiving a call back when the next customer service representative becomes available. Since going online last March, more than 58% of callers who were offered the Virtual Hold callback option utilized it.

Last year, Laclede Gas stepped up its effort to get out in front of rising gas prices by stepping up its efforts to communicate with customers regarding rising gas prices on a national level in order to help them prepare for higher heating bills this winter. Working with local media, I authored a letter in the St. Louis Post-Dispatch that described the situation in greater depth. That was followed with the launch of a comprehensive three-month advertising campaign urging customers to sign up for budget billing, emphasizing weatherization and conservation and providing information about energy assistance. Since then, we have continued our communication program via the local broadcast and print media, as well as our website.

About 3 weeks ago, on January 5, Laclede filed a Purchased Gas Adjustment to lower our existing rates by over $1 per MM BTU. This filing reduced by nearly 30% the PGA increase previously filed by the Company in November 2005 to reflect higher wholesale gas prices in effect at that time. The rate reduction, which became effective January 11, allowed our customers to experience a $19 per month rate decrease in gas costs alone during the January-through-March 2006 period, producing at least a 7% overall reduction compared to previous rates.

Laclede is also performing a complete website redesign. In our continuing efforts to educate our customers, we have created a link to our energy tips web page with “30 Hot Tips” on how to conserve natural gas and reduce home heating bills. The web site also proactively urges our customers to download draft letters that they can send to their Congressional representatives urging them to work for appropriation of the more than $5 billion in Low Income Home and Energy Assistance Program (LIHEAP) funds that have been authorized by the passage of the 2005 Energy Bill. A second draft letter on our website urges representatives to address natural gas supply issues by expanding areas where producers can drill for new reserves here in the U.S.

We are currently involved in focus group testing of a new and expanded design of our gas bill. The new format will include important information and graphics about a number of things customers want to know, such as monthly usage, what the Company is doing to minimize price volatility, energy conservation tips, ways to contribute to Dollar-Help and much more. We anticipate rolling out the new bill later this year.

We staffed a new Risk and Control Services Department in 2005 to make certain that we remain current in our compliance efforts as dictated by the Sarbanes-Oxley Act. The Laclede Group remains committed to the maintenance of an ethical business environment that is based on values that are rooted in complying with the letter and spirit of applicable law and the highest ethical standards of honesty, integrity, transparency and fairness.

Laclede Gas has also been working diligently with Governor Matt Blunt and the recently formed Missouri Energy Task Force to develop ways to fund the state’s Utilicare Program. The Governor recently requested that the Missouri legislature fund $6.1 million to the program. I am pleased that the legislature just approved the request. This represents the first funding for the program since 2001.

Our ongoing commitment to Dollar-Help enabled it to raise a record $898,000 last year. Nearly 70,000 Laclede Gas customers donate automatically on their monthly bills. A new ad campaign for Dollar-Help, “Warming Hearts and Homes,” featured on bill enclosures gives customers more options to donate by checking one of three red boxes for $1, $2, and $5. These customer donations, which are matched in part each year by Laclede, provide a steady funding source that has enabled Dollar-Help to generate nearly $13 million in heating assistance to low-income customers since its inception some 23 years ago.

It would be an understatement to say that fiscal 2005 posed many significant and unique challenges. While we are pleased with our accomplishments, other hurdles remain and new ones continually develop.

We believe that the current cost of natural gas in the wholesale market and the volatility around such prices will continue for the foreseeable future. This will obviously have an impact on our business, our customers and our nation’s future.

Last August, Congress passed the 2005 Energy Policy Act which, unfortunately, did little to improve access to domestic gas reserves in Alaska and the lower 48 states. Much still needs to be done to improve access to domestic gas supplies and optimize other domestic fuels, such as clean coal-fired electric generation.

We must remain diligent in our efforts to gain improved accessibility to onshore and offshore domestic natural gas reserves. Simply put, the United States is not running out of natural gas supplies – we just are not being allowed the access to drill for it. As a nation, we must increase supply because as long as supplies remain tight, upward pricing pressure will continue in the competitive international market for natural gas.

In the meantime, Laclede Gas has taken an aggressive approach to moderating the impact of price fluctuations on our customers. While some areas of the U.S. started the winter with gas costs that were 70% or more higher than last year’s bills, the effect on our service area has not been nearly as severe. This is due in large part to our hedging and storage programs. We strive for increased price stability through our gas supply risk management program which utilizes a variety of financial instruments to protect, or “hedge,” approximately 70% of our normal annual natural gas purchases. Laclede Gas also employs physical hedges – through the use of our extensive gas storage facilities – which allows the utility to purchase gas during the summer, when prices have historically been more favorable, and then hold it for future use.

However, there remains a basic need to educate and communicate with our employees and our customers about the adoption and benefits of conservation tariffs. Utilities in Missouri have come under fire recently about the perceived impact of Senate Bill 179 on natural gas customers, and particularly its conservation provision. This law will not allow utilities to surcharge its customers for natural gas not used, but rather it will provide Missouri utilities with a better mechanism to recover their fixed costs so that they can remain financially stable and continue to provide and expand their customer conservation programs. We have met, and will continue to meet head-on, the challenge of neutralizing a potentially damaging campaign of misinformation surrounding this issue that has needlessly alarmed many customers. Similar laws are in effect in over 23 other states. This law is, and remains, in the best long-term interest of the company and its customers.

Fundamentally, our objectives are the same as our customers’ – a safe, reliable and adequate supply of natural gas at reasonable prices – and we will continue to work directly, and through industry groups, to accomplish these objectives.

At this time, we recognize the valuable service and dedication of our Board of Directors, past and present. All of us here today have greatly benefited from the dedication and insight of these fine people.

We would especially like to remember Ray Holman, a longtime member of The Laclede Group Board of Directors. We are all saddened by the loss of our friend, Ray, who passed away on November 4, in a tragic accident.

Ray was elected to the Board in January of 1994 and was Chair of the Audit Committee at the time of his death. He also served on the Board’s Compensation, Corporate Governance and Investment Review committees during his tenure at Laclede. In 2002, he retired as Chairman, President and CEO of Mallinckrodt, Inc., after 26 years of service. Through the years, he sat on numerous boards for civic agencies, including the Greater St. Louis Area Council of the Boy Scouts of America, and the St. Louis Science Center – to name only a few.

We will all greatly miss Ray’s guidance, wisdom and friendship. He was an outstanding community leader, businessman and humanitarian.

In closing, we are proud of how The Laclede Group has developed since its creation on October 1, 2001. This has been accomplished only through the dedication, support and professionalism demonstrated by its nearly 4,000 employees. Your company has grown and has positioned itself for the future. We are dedicated to continuing that success. We thank our shareholders for their support and commitment.

At the meeting, the corporate secretary will announce that the company received proxies for over a majority of the issued and outstanding common shares representing the necessary votes in favor of:

•	The election of Arnold W. Donald and William E. Nasser as directors, each to serve a three-year term expiring in the year 2009,

•	The approval of The Laclede Group Annual Incentive Plan and The Laclede Group 2006 Equity Plan, and

•	The ratification of Deloitte & Touche LLP as independent auditor for fiscal year 2006.

The proposal to amend the articles of incorporation to reduce the minimum size of the Board from nine to seven received favorable proxies from over two-thirds of the outstanding shares, representing the necessary vote for its approval.

NOTE: Some of the above comments may have included forward-looking statements. Our actual results may differ materially from those projected in such statements. Additional information about factors that could cause actual results to differ materially from those projected is contained in the Company’s Form 10-K and other documents filed with the SEC, which are readily available.